Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made on or about January 1, 2013, by and between Med One Oak, Inc. (“Company”), and Pam Roth (“Executive”) (collectively, the “Parties” and individually “party”).

1.           Employment Term; Duties and Responsibilities.

(a)           Term.  Subject to the terms of this Agreement, Executive shall serve as the Company’s Chief Financial Officer commencing upon the date of this Agreement (“Commencement Date”) and continue for one year after the Commencement Date (“Employment Term”), unless sooner terminated under Section 3 herein. Thereafter, the Employment Term shall automatically extend for additional 1-year periods unless sooner terminated under Section 3 herein.

(b)           Duties.  Executive shall have all duties and responsibilities as are customary for one in her position in the industry and such other duties and responsibilities as may be assigned by the Chief Executive Officer (“CEO”) or Board of Directors of the Company (“Board”) consistent with this Agreement and with such duties and responsibilities of Chief Financial Officer.  As Chief Financial Officer, Executive shall report to the CEO and President.  During the Employment Term, Executive shall devote herself to a fulltime schedule of work on behalf of the Company and shall use her best efforts to advance the Company’s business and welfare.  Executive shall not perform any other employment or board activities for direct or indirect remuneration without the prior written consent of the Board.  Executive shall abide by all Company policies and procedures and in accordance with Board directives.

2.           Compensation and Benefits During the Employment Term.

(a)           Base Salary.  Company shall pay Executive salary for her services at the rate of $290,000.00 per year (the “Base Salary”), payable in regular installments in accordance with Company’s usual payment practices for executive officers.  Such Base Salary shall be subject to periodic review.

(b)           Additional Monetary Compensation.  Additional monetary compensation to which Executive may be entitled, if any, is more specifically detailed in Addendum A to this Agreement.

(c)           Benefits.  Executive shall have the same executive and employee benefits as provided to other Company executive officers, subject to change or amendment at Company’s sole discretion.

(d)           Vacation.  Executive shall have vacation leave in accordance with Company’s vacation policy applicable to Company executive officers.  Executive shall take vacation at times when reasonably appropriate given her responsibilities and Company’s needs and shall be reasonably available to Company during any such vacation.

(e)           Reimbursement of Expenses.  Company will promptly reimburse Executive for reasonable, substantiated business expenses she incurs performing her duties consistent with Company policies.

3.           Termination.

(a)           Death.  The Employment Term and Executive's employment hereunder shall terminate upon Executive's death.

(b)           Disability. In the event Executive incurs a Disability for a continuous period exceeding twelve (12) weeks, the Company may, at its election, terminate the Employment Term and Executive's employment by giving Executive a notice of termination as provided in Section 3(e). The term "Disability" as used in this Agreement shall mean the inability of Executive to substantially perform her duties under this Agreement, as a result of a physical or mental illness or personal injury he has incurred, as determined by an independent physician selected with the approval of the Company and Executive.

(c)           Cause. The Company may terminate this Agreement and the Employment Term and discharge Executive for Cause by giving Executive a notice of termination as provided in Section 3(e). "Cause" shall mean:

(i)           Executive’s breach of any material provision of this Agreement which breach continues uncured for more than ten (10) days after written notice thereof is given the Executive;

(ii)           Executive’s misappropriation of funds or property of Company or its affiliates;

(iii)           Executive’s engagement in any act which might adversely affect the interests of Company or any of its affiliates, including, without limitation, fraud, dishonesty, commission of any act of moral turpitude, or conviction of or indictment for any felony;

(iv)           Executive’s failure to perform the duties assigned to her under this Agreement which failure continues for more than ten (10) days after written notice thereof is given to Executive; and

(v)           Executive’s failure to comply with policies of Company or any of its affiliates.

(d)           Good Reason.  Executive may terminate her employment and the Employment Term at any time for Good Reason by giving written notice as provided in Section 3(e), which shall set forth in reasonable detail the facts and circumstances constituting Good Reason. “Good Reason” shall mean the occurrence of any of the following during the Employment Term:

(i)           without the consent of Executive, the Company materially reduces Executive’s title, duties or responsibilities under Section 1(b) without the same being corrected within thirty (30) days after being given written notice thereof;

(ii)           the Company fails to pay any regular semi-monthly installment of Base Salary to Executive and such failure to pay continues for a period of more than 30 days;

(iii)           the Company reduces Executive’s Base Salary or the minimum amount of any Bonus for which he is eligible pursuant to Section 2;

(iv)           without the consent of Executive, the Company changes the geographic location of the performance of Executive’s duties to a location outside the Houston, Texas metropolitan area;

(v)           the Company breaches Section 10 without the same being corrected within thirty (30) days after being given written notice thereof; or

(vi)           the refusal to assume this Agreement by any successor or assign of the Company as provided in Section 11.

(e)           Notice of Termination.  Any termination of this Agreement by the Company (other than for Cause under Section 3(c)) or by Executive shall be communicated in writing to the other party at least thirty (30) days before the date on which such termination is proposed to take effect.  Any termination of this Agreement by the Company for Cause under Section 3(c) shall be communicated in writing to the Executive and such termination shall be effective immediately upon such notice.  With respect to any termination of this Agreement by the Company for Cause or by the Executive for Good Reason, such notice shall set forth in detail the facts and circumstances alleged to provide a basis for such termination.

4.           Payments Upon Termination.

(a)           Death or Disability.  If Executive’s employment shall be terminated by reason of death or Disability:

(i)           the Company shall pay Executive’s estate or Executive the portion of the Base Salary which would have been payable to Executive through the date her employment is terminated; plus, any other amounts earned, accrued or owing as of the date of death or Disability of Executive but not yet paid to Executive under Section 2; and

(ii)           all options and restricted stock awards granted to Executive under this Agreement or otherwise shall be immediately and fully vested and exercisable; and

(iii)           all restrictions on restricted stock awarded to Executive under this Agreement or otherwise shall be removed and the rights to such stock shall be immediately vested.

Within three years following Executive’s termination of employment, Executive or Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to her that are vested and exercisable pursuant to this Agreement or otherwise and all such options not exercised within such three year period shall be forfeited.  In the event of death or Disability of Executive prior to June 30, 2014, Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, may not offer or sell any securities covered hereby until June 30, 2014.  In the event of the death or Disability of the Executive, then any payment due under this Section 4(a) shall be made to Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be.

(b)           Cause and Voluntary Termination.  If Executive’s employment shall be terminated for Cause or the Executive terminates her employment (other than for Good Reason, death or Disability), then without waiving any rights or remedies by reason thereof:

(i)           the Company shall pay Executive her Base Salary and all amounts actually earned, accrued or owing as of the date of termination but not yet paid to Executive under Section 2 through the date of termination; and

(ii)           Executive shall be entitled to exercise all options granted to her under this Agreement or otherwise to the extent vested and exercisable at the date of termination of Executive’s employment; and

(iii)           except as otherwise provided in this subsection (b), the Company shall have no further obligations to Executive under this Agreement.

Within three months following Executive’s termination of employment, Executive or Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to her that are vested and exercisable pursuant to this Agreement or otherwise and all such options not exercised within such three month period shall be forfeited.  All options and restricted stock that are not vested and exercisable pursuant to this Agreement or otherwise as of the date of Executive’s termination of employment shall be forfeited.

(c)           Other Than Cause.  If Executive’s employment is terminated by the Company other than for Cause, Executive shall be entitled to the following:

(i)           payment of an amount (which amount shall be payable one-half on the first anniversary of the date of Executive’s termination and one-half on the second annual anniversary of the date of Executive’s termination) equal to product of (A) the Base Salary and Bonus paid to Executive under this Agreement during the immediately preceding twelve month period ending on the date of termination of employment, multiplied by (B) two; provided that if Executive’s termination of employment by the Company or the Executive is within 24 months following the occurrence of a “Change of Control” (as defined in Section 5 below), such payment shall be equal to product of (A) the Base Salary and Bonus paid to Executive under this Agreement during the immediately preceding twelve month period ending on the date of termination of employment, multiplied by (B) three;

(ii)           all amounts earned, accrued or owing through the date her employment is terminated but not yet paid to Executive under Section 2;

(iii)           continued participation in all employee benefit plans, programs or arrangements available to the Company executives in which Executive was participating on the date of termination until the earliest of:

(A)           the second anniversary of the date of Executive’s termination of employment, provided that if Executive’s termination of employment by the Company or the Executive is within 24 months following the occurrence of a Change of Control, then Executive shall be entitled to continue to participate in such employee benefit plans, programs or arrangements until the third anniversary of the date of Executive’s termination of employment;

(B)           the date this Agreement would have expired but for the occurrence of the date of termination; or

(C)           the date, or dates, the Executive receives coverage and benefits under the plans, programs and arrangements of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that if Executive is precluded from continuing her participation in any employee benefit plan, program or arrangement as provided in this clause (iii), the Company shall provide her with similar benefits provided under the plan, program or arrangement in which he is unable to participate for the period specified in this clause (iii);

(iv)           Executive shall be entitled to exercise all options granted to her to the extent vested and exercisable at the date of termination of Executive’s employment; provided that if Executive’s termination of employment by the Company or the Executive is on or before January 1, 2015, then all options granted to her and exercisable within the first anniversary the date of termination of Executive’s employment shall be immediately and fully vested as of the date of termination; provided further that if Executive’s termination of employment by the Company or the Executive is within 24 months following the occurrence of a Change of Control, then all options granted to Executive shall be immediately and fully vested and exercisable as of the date of termination; and

(v)           if Executive’s termination of employment by the Company or the Executive is on or before January 1, 2015, then all restrictions on all restricted stock awarded to Executive and all rights to such stock that would be removed and vested within the first anniversary the date of termination of Executive’s employment shall be immediately removed and fully vested as of the date of termination; provided that if Executive’s termination of employment by the Company or the Executive is within 24 months following the occurrence of a Change of Control, then all restrictions on restricted stock awarded to Executive shall be removed and all rights to such stock vested as of the date of terminations.

The payment of the lump sum amount under Section 4(c)(i) shall be made on the earlier of the date ending on the expiration of six months following the date of termination of Executive’s employment or the death of the Executive.  To the extent any payment under Section 4(c)(i) is deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, then such payment shall be made on the earlier of the date ending on the expiration of six months following the date of termination of Executive’s employment or the death of the Executive.  Within three years following Executive’s termination of employment, Executive or Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to her that are vested and exercisable pursuant to this Agreement or otherwise and all such options not exercised within such three year period shall be forfeited.  All options and restricted stock that are not vested and exercisable pursuant to this Agreement or otherwise as of the date of, or as a result of, Executive’s termination of employment shall be forfeited. In the event of the death or Disability of the Executive, then any payment due under this Section 4(c) shall be made to Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be.

5.           Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean:

(a)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than forty percent (40%) of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (B) any acquisition by Executive, by any group of persons consisting of relatives within the second degree of consanguinity or affinity of Executive or by any affiliate of Executive or (C) any acquisition by an entity pursuant to a reorganization, merger or consolidation, unless such reorganization, merger or consolidation constitutes a Change of Control under clause (b) of this Section 5;

(b)           the consummation of a reorganization, merger or consolidation, unless following such reorganization, merger or consolidation sixty percent (60%) or more of the combined voting power of the then-outstanding voting securities of the entity resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation;

(c)           the (i) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or (ii) sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, unless the successor entity existing immediately after such sale or disposition is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or disposition; or

(d)           the Board adopts a resolution to the effect that, for purposes hereof, a Change of Control has occurred.

Executive is aware that the Company is negotiating to effect various transactions with Great Houston Physicians Medical Association, P.L.L.C., and its subsidiaries and Affiliates (“GHPMA”), and expects to issue significant shares of Common Stock in connection therewith.  Notwithstanding anything set forth above in this Section 5, Executive agrees that any issuance of Common Stock in connection with a transaction with GHPMA, or with one or more physicians associated with GHPMA, shall not qualify as a Change in Control for purposes of this

Agreement.  For purposes of this Agreement, “Affiliate” shall mean, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person; provided, however, that for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other equity securities, by contract or otherwise.

6.           Board and/or Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the boards of directors (and any committees thereof) of any of Company’s affiliates.

7.           Confidentiality and Non-Competition. This Section survives termination of Executive’s employment for any reason.

(a)           Customer.  The term “Customer” includes all persons, firms or entities that are purchasers or end-users of services or products offered, provided, developed, designed, sold or leased by Company during the relevant time periods, and all persons, firms or entities which control, or which are controlled by, the same person, firm or entity which controls such purchase.

(b)           Confidential Information.  The term “Confidential Information” means highly confidential and proprietary information of the Company, its subsidiaries, and affiliates which includes, without limitation, all information, whether written or otherwise, regarding the Company’s business, including, but not limited to, secret information regarding Customers, Customer contact information, Customer lists, costs, prices, finances, investments, profits, products, services, vendors, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, earnings, formulae, analyses, compositions, machines, equipment, apparatus, bids, estimates, contract terms, systems, manufacturing procedures, operations, projections, strategic plans, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements, sources of supply, proprietary software, databases and the data contained therein, inventions, processes, technology, designs and other intellectual property, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates.  “Confidential Information” shall not include any information that is: (a) known broadly to the public other than as a result of Executive’s breach of any covenant not to disclose set forth herein or any breach of other confidentiality obligations by first parties; (b) made legitimately available to Executive by a first party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(c)           Confidentiality of Confidential Information.

(i)           Executive acknowledges the highly competitive nature of the business of Company and its affiliates as a provider of healthcare ancillary services and products and that, upon execution of this Agreement as an essential support to the conduct of her duties, Company shall provide Executive with immediate access to and provision of, Confidential Information of the Company, its subsidiaries, and affiliates.  Executive agrees that the Confidential Information, by its nature, would cause substantial harm to Company’s and Company’s affiliates business and prospects, financial and otherwise, if disclosed or utilized outside of the conduct of the business of the Company.

(ii)           In exchange for the Company’s agreement to provide Executive immediate access to Company’s Confidential Information and the further provision of such Confidential Information during the Employment Term, Executive agrees not to (whether during or after Executive’s employment with the Company): (i) retain or use for the benefit, purposes or account of Executive or any other Person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any such Confidential Information without the prior written authorization of the Board.

(iii)           Further, except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 7, 8 and 9 only, of this Agreement if they agree to maintain the confidentiality of such terms.

(iv)           Upon termination of Executive’s employment with Company for any reason, Executive shall: (ii) cease and refrain using any Confidential Information or Company’s intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (ii) immediately destroy, delete, or return to the Company in good condition if Company so requests, all Company property, including, without limitation, computers, personal digital assistants, laptops, software, hardware, passkeys and passwords, and all originals and copies in any form or medium (including memoranda, books, papers, plans, analyses, computer files, reports, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (iii) notify and fully cooperate with Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.  Executive agrees to promptly provide reasonable written affirmative of the return of such Confidential Information upon request by the Company.

(d)           Noncompete.  In consideration of covenants in this Agreement and particularly those covenants in Section 7 herein, during the Employment Term and for a period of two (2) years thereafter, Executive will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:

(i)           work for, become an employee of, contractor to, invest in, provide consulting services to or in any way engage in any business which (i) is primarily engaged in the provision of healthcare ancillary services and products within the geographical area described herein as including all areas in which the Company is engaged in operations or has made substantial efforts to expand into that area within the one (1) year prior to Executive’s separation from the Company for any reason, (ii) actually competes to a substantial extent with the Company; or

(ii)           provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which Company provided and with regard to which Executive had direct or indirect supervision or control, within two (2) years preceding Executive’s termination of employment, to or from any person, firm or entity which was a Customer for such products or services of the Company during the two (2) years preceding such termination from whom the Company had solicited business during such two (2) years; or

(iii)           solicit, aid, counsel or encourage, directly or indirectly, any officer, director, employee or other individual to (i) leave his or her employment or position with the Company, (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company.

(e)           The Parties agree that although Section 7’s restrictions are reasonable, if a court of competent jurisdiction makes a final judicial determination that the time or territory or other restrictions in this Agreement are unenforceable against Executive, the Agreement’s provisions shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any Agreement restriction is unenforceable, and cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other restrictions herein.

(f)           Notwithstanding anything to the contrary herein, the Parties agree that Executive may seek from the Board a waiver of Section 7’s noncompete obligations and such waiver will not be unreasonably withheld, subject to the reasonable protection of the Company’s interests.

(g)           The Parties stipulate and agree that a violation of the restrictions in this Section 7 shall result in actual damages to the Company that are difficult to accurately estimate.  The parties further stipulate and agree that a reasonable calculation of such damages shall be an amount equal to the Executive’s most recent annual base salary prior to the violation of this Section 7 and Executive shall pay such amount to Company as a reasonable buy-out of Executive’s obligations to abide by this Section 7 in the event that Executive, at Executive’s option engages in any activities in violation of the covenants in this Section 7.

8.           Intellectual Property.  This Section survives termination of Executive’s employment for any reason.

(a)           If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with first parties, prior to Executive’s employment with Company that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sub-licensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with Company’s current and future business.

(b)           If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with first parties, at any time during Executive’s employment with Company and within the scope of such employment and/or with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose same to Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Company to the extent ownership of any such rights does not vest originally with Company.

(c)           During the Employment Term, Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

(d)           Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e)           Executive shall not improperly use for the benefit of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with Company, or bring to Company, any confidential, proprietary or non-public information or intellectual property relating to a former employer or other first party without the prior written permission of such first party.  Executive hereby indemnifies, holds harmless and agrees to defend Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of Company, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.  Executive acknowledges that Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

9.           Additional Remedies.  Executive agrees that Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 7 or 8 would be inadequate and Company would suffer irreparable damages as a result of such breach or threatened breach.  Executive therefore agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Company, without posting any bond, may obtain equitable relief by specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  This Section survives termination of Executive’s employment for any reason.

10.           Insurance.  The Company represents and warrants that (a) Executive shall be and continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (and to indemnify the corporation for any obligation which it incurs as a result of its undertaking to indemnify its officers and directors) and (b) the Company will use its best efforts to maintain such insurance, in not less than $5,000,000, in effect throughout the Employment Term.

11.           Indemnification.

(a)           The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees incurred by Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that Executive is or was an officer or Director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company, to procure a judgment in its favor (or other than by or in the right of the Company).

(b)           Notwithstanding anything in the Company's Articles of Incorporation, the by-laws or this Agreement to the contrary, if so requested by Executive, the Company shall advance any and all Expenses (as defined below) to Executive ("Expense Advance"), within fifteen days following the date of such request and the receipt of a written undertaking by or on behalf of Executive to repay such Expense Advance if a judgment or other final adjudication adverse to Executive (as to which all rights of appeal therefrom have been exhausted or lapsed) establishes that Executive, with respect to such Claim, is not eligible for indemnification. "Expenses" shall include attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any indemnifiable event. A "Claim" shall include any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or other, including without limitation, an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, whether predicated on foreign, federal, state or local law and whether formal or informal.

12.           Binding Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Executive and the Company and their respective heirs, legal representatives and permitted successors and assigns.  If the Company shall at any time be merged or consolidated into or with any other entity, the provisions of this Agreement shall survive any such transaction and shall be binding on and inure to the benefit and responsibility of the entity resulting from such merger or consolidation (and this provision shall apply in the event of any subsequent merger or consolidation), and the Company, upon the occasion of the above-described transaction, shall include in the appropriate agreements the obligation that the payments herein agreed to be paid to or for the benefit of Executive, her beneficiaries or estate, shall be paid.

13.           Miscellaneous.

(a)           Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.  Exclusive jurisdiction of any disputes arising under this Agreement shall lie in Harris County, Texas.

(b)           Entire Agreement/Amendments.  This Agreement contains the Parties’ entire understanding with respect to Executive’s employment. The Parties have no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties.

(c)           No Waiver.  Either party’s failure to require strict adherence to any Agreement term on any occasion shall not waive such party’s rights or deprive such party of the right thereafter to require strict adherence to that term or any other term of this Agreement.

(d)           Severability.  If any one or more provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected.

(e)           Assignment.  Executive’s rights and duties hereunder shall not be assignable or delegable by Executive, and any purported assignment or delegation by Executive shall be null and void ab initio and of no force and effect.  Company may assign this Agreement to any first party who succeeds all or any substantial portion of Company’s business operations by operation of law, contract or otherwise.  Upon such assignment, Company’s rights and obligations hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f)           Set Off and Counterclaim.  Company’s obligation to pay Executive any amounts provided herein may be set-off against any amounts Executive owes the Company or its affiliates, and Executive expressly acknowledges and consents to such set off.

(g)           Compliance with Code Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with Company, Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations there under, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a reasonable manner, determined by the Board, that does not cause such an accelerated or additional tax.  Any reimbursement provided under this Agreement shall be made no later than December 31 of the calendar year following the calendar year in which the related expense was incurred; provided, however, that in no event will reimbursements in one taxable year affect the amount of reimbursements in any other taxable year, nor shall the right to reimbursement be subject to liquidation or exchange for another benefit.  No payment or benefit that is deferred compensation for purposes of Code Section 409A and that is due upon Executive’s termination of employment will be paid or provided unless such termination is also a separation from service within the meaning of Code Section 409A and the rules and regulations there under.  Company shall consult with Executive in good faith regarding the application of this Section 13(g) to maximize tax efficiency, provided Company does not guarantee to the Executive any specific tax consequences relating to entitlement to or receipt of payments or benefits pursuant to this Agreement, and that neither Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.  Any cash payment deferred as a consequence of this Section 13(g) shall bear interest at the prime rate until paid.

(h)           Notice.  Notices and other communications under the Agreement shall be written and deemed to have been given when delivered by hand or overnight courier or three days after mailing by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses below, or to such other address as either party may have received from the other in writing.

If to the Company:	If to Executive:
Med One Oak, Inc. 8850 Six Pines, Suite 270 The Woodlands, TX 77380	The most recent address of Executive set forth in Company’s personnel records

With a copy to:	With a copy to:
Kevin Woltjen Strasburger & Price, LLP 901 Main Street, Suite 4400 Dallas, TX 75202

(i)           Prior Agreements.  Executive represents there are no prior agreements preventing her from performing the duties under this Agreement and she can perform such duties without using or disclosing any trade secrets of other entities.  This Agreement supersedes all prior agreements and understandings, written or verbal, between Executive and Company and/or its affiliates regarding Executive’s employment with the Company.

(j)           Cooperation.  Executive shall reasonably cooperate in any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, and Company shall provide Executive with reasonable compensation and reimbursement of expenses associated with her cooperation.  This provision survives any termination of this Agreement.

(k)           Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(l)           Tax Penalty Avoidance.  Nothing in this Agreement should be construed as legal, business or tax advice.  To the extent any U.S. federal tax advice is inadvertently contained in this document, it is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Code or promoting, marketing or recommending to any party any transaction or matter addressed herein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY: MED ONE OAK, INC. By: /s/ Asit Jaykant Choksi Name: Asit Jaykant Choksi Title: Chief Executive Officer	EXECUTIVE: /s/ Pam Roth Pam Roth

ADDENDUM A TO EXECUTIVE EMPLOYMENT AGREEMENT

A.           Restricted Stock Award.  On the Commencement Date, Company shall grant Executive 500,000 shares of restricted common stock as of the Commencement Date.  The shares included in this restricted stock award shall be subject to a two (2) year vesting schedule, as well as the other terms and conditions provided in the Company’s form of restricted stock agreement.  Upon the Commencement Date, 50% of the stock granted shall vest.  Upon the first anniversary of the Commencement Date, another 25% of the stock granted shall vest; and the final 25% of the award shall vest upon the second anniversary of the Commencement Date.  If Executive is terminated without Cause, to the extent permitted, all restricted stock shall immediately vest.  This Restricted Stock Award is more fully set forth in the form of the Restricted Stock Agreement, attached hereto as Exhibit A.

B.           Automatic Deferral of Payment to Preserve Deductibility under Section 162(m).  Notwithstanding any other provision of this Agreement, any payment or partial payment (whether in the form of cash or in the form of Company stock) otherwise required to be made by the Company to Executive shall be delayed to the extent that the Company reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code, provided that such payment shall be made during the Company’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m).  Any cash payment deferred as a consequence of this Section B of Addendum A shall bear interest at the prime rate until paid.

C.           Bonus.  In addition to the Base Salary, during the Employment Term, Executive shall be eligible to receive annual performance bonuses upon satisfactory completion of one year of employment by the Company and thereafter upon attainment of mutually agreed goals and objectives.  Such bonuses shall be in such amounts as the Board deems appropriate or as agreed to by Executive and the Company, payable on or before the anniversary date of this Agreement (each such one year period herein referred to as the “Bonus Period”).

Exhibit A

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), is entered into as of November 21, 2012 (the “Grant Date”) by and between Pam Roth (the “Participant”) and Med One Oak, Inc. (the “Company”);

WITNESSETH THAT:

WHEREAS, the Participant has been awarded by the Company’s Board of Directors (the “Board”) shares of the Company’s common stock, $0.001 par value per share (the “Stock”), restricted as to resale;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, that:

1.           Grant.  A grant is hereby made to the Participant for and with respect to 500,000 shares of Stock (the “Restricted Stock”), subject to the terms and conditions of this Agreement and that certain Executive Employment Agreement entered into by and between the Company and Participant as of January 1, 2013 (the “Executive Employment Agreement”).  The Participant is not required to pay any purchase price for the Restricted Stock.

2.           Vesting.  The shares of Restricted Stock covered by this Agreement shall vest as follows:

(a)
If the Participant is employed by the Company on January 1, 2013 as the Company’s Chief Financial Officer pursuant to the Executive Employment Agreement, and as of the close of business on January 1, 2013 Participant has not breached the Executive Employment Agreement and conditions do not exist that would permit the Company to terminate the Participant for Cause under the Executive Employment Agreement, then the Participant shall become vested in 50% of the shares of Restricted Stock on January 1, 2013;

(b)	As to another 25% of the shares, on January 1, 2014, provided that the Participant’s Date of Termination has not yet occurred as of such date.

(c)	As to the final 25% of the shares of Restricted Stock, on January 1, 2015, provided that the Participant’s Date of Termination has not yet occurred as of such date.

(d)
The Participant’s vested percentage shall be 100% if the Participant’s Date of Termination occurs on account of the Participant’s death or Disability.  The Board may accelerate the vesting of the shares of Restricted Stock covered by this Agreement at any time in its complete discretion.

(e)
Notwithstanding the foregoing schedule, the Committee may, in its complete discretion, determine that any portion (i.e., from zero percent to 100%) of the shares of Restricted Stock covered by this Award that have not yet vested shall become vested if either a Public Offering or a Change in Control occurs before the Participant’s Date of Termination, or if the Participant’s Date of Termination is attributable to his or her Disability or death. The Committee, in its complete discretion, may also accelerate the vesting of any portion (from zero percent to 100%) of the shares of Restricted Stock covered by this Agreement that have not yet vested at any time for any other reason.

3.	Forfeiture of Shares. Shares of Restricted Stock covered by this Agreement that are not vested as of the Participant’s Date of Termination shall be forfeited back to the Company.

4.
Rights as Shareholder Before Vesting.  One hundred percent (100%) of the shares of Restricted Stock awarded to the Participant shall immediately be deemed to be issued and outstanding as of the Grant Date, and the Participant shall immediately be shown as the owner of the shares in the Company’s stock transfer records.  The Participant shall not have the right to receive dividends or to vote the shares of Restricted Stock covered by this Agreement until, and then only to the extent that, the shares have vested.

5.
Tax Withholding.  The Participant must pay to the Company in cash all taxes imposed on the Participant with respect to the Restricted Stock and required by law to be withheld by the Company for payment to the Internal Revenue Service or a state or foreign tax authority.  Certain federal income tax consequences of the Grant are set forth in Exhibit I attached hereto.

6.	Transferability.

(a)
Until vested, shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until any condition applicable to such shares constituting a substantial risk of forfeiture under Section 83 of the Code is satisfied or has lapsed.  The Company may retain the certificates representing shares of Restricted Stock in the Company’s possession until such time as all conditions or restrictions applicable to such shares, including any conditions or restrictions not constituting a substantial risk of forfeiture under Section 83 of the Code, are satisfied or have lapsed.

(b)
Participant agrees that the shares of Restricted Stock acquired by Optionee hereunder shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Participant in any respect for a period of eighteen (18) months after the vesting of such shares of Restricted Stock; and any such transfer shall be void ab initio.  Participant agrees that the Company shall retain possession of the certificates representing shares of Restricted Stock until such time as the restriction in this Section 6(b) shall have lapsed.

(c)
During the period that shares of Restricted Stock granted to a Participant hereunder are subject to restrictions on transfer as provided in this Section 6, all rights with respect to the shares of Restricted Stock subject to such transfer restrictions shall, during the Participant’s lifetime, be available only to the Participant.

(d)
During the period that the Company maintains possession of the certificates representing shares of Restricted Stock, (i) all cash dividends on such shares shall be paid to the Participant, but all dividends payable in stock or other non-cash property with respect to such shares shall be delivered to the Company to hold on behalf of the Participant until the Company no longer maintains possession of the certificates representing such shares of Restricted Stock, and (ii) Participant shall have the right to vote the shares of Restricted Stock represented by such certificates on any matter for which such shares have the right to vote.

7.
Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person that acquires, whether by merger, consolidation, purchase of assets, or otherwise, all or substantially all of the Company’s assets and business.

8.
Administration.  The authority to manage and control the operation and administration of this Agreement is vested in the Board.  Any interpretation of this Agreement by the Board, and any decision made Board with respect to this Agreement, is final and binding on all persons.

9.
Not an Employment Contract.  This Agreement does not confer on the Participant any right with respect to continuation of employment or other service with the Company or any affiliate of the Company, nor does it interfere in any way with any right that the Company otherwise has at any time to terminate or modify the terms of the Participant’s employment.  Except as may otherwise be specifically provided in any other written agreement between the Company and the Participant, the definitions in this Agreement are only for the purposes of this Agreement.

10.
Notices.  Any written notices provided for in this Agreement shall be in writing and shall be deemed sufficiently given if hand-delivered or sent by fax, overnight courier, or postage-paid first class mail.  Notices sent by mail shall be deemed received three business days after being mailed, but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, to the Participant’s last address indicated in the Company’s employment records, or if to the Company, to the Company’s principal executive office.

11.
Restrictions on Sale in Connection with Public Offering.  The Participant agrees that in the event of a Public Offering he or she shall not effect any public sale or distribution of any vested shares of Stock acquired pursuant to this Agreement, other than as part of such Public Offering, including, but not limited to, pursuant to Rule 144 or 144A under the Securities Act, during the 20 days prior to and the 180 days after the effective date of such registration statement, or during such other period as determined by the Committee.  The Participant further agrees that any sale, transfer or other disposition of shares of Stock by him or her acquired pursuant to this Agreement following a Public Offering shall be subject to compliance with, and may be limited under, the federal securities laws and/or state “blue sky” and/or non-U.S. securities laws, as well as being limited under, and subject to, any “lock-up” agreement between the Company and any underwriter.

12.
Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person. Also, the Company may amend this Agreement unilaterally to the extent necessary to comply with federal or state tax, securities, or other legal requirements, or the requirements of any stock exchange; provided, however, that no amendment may materially adversely affect the Participant's rights, or materially increase the Participant's obligations, under the Agreement without the Participant's written consent. If the Company undergoes a recapitalization, reorganization, sale, merger (whether or not taxable), or similar transaction in which the Company’s shareholders generally exchange their shares of Stock in the Company for new shares of stock or other equity interests in the Company or another entity, then the Participant shall, unless determined otherwise by the Committee in its discretion, receive in exchange for any of the shares of Stock covered by this Agreement that have not yet vested, new shares of stock or other equity interests of the same type as the Participant receives for his or her vested shares of Stock (or would receive if any of the shares of Stock covered by this Agreement were vested), but such shares of Stock or other equity interests may be subject to (a) vesting condition(s) that are the same or similar to the unexpired vesting condition(s) that applied to the shares of unvested Stock in exchange for which such new shares of Stock or other equity interests are received.

13.	Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions of any state.

14.
Special restrictions if Stock vests before Public Offering.  This Section 14 shall apply at all times if the Company has not undergone a Public Offering, but shall not apply if the Company has undergone a Public Offering:

(a)
Company Repurchase Right.  If the Participant voluntarily or involuntarily terminates his or her Service for any reason other than Cause, the Company shall have the right to repurchase all or any portion of the Stock acquired by the Participant pursuant to this Agreement by offering to pay the Participant the Fair Market Value of such Stock, determined as of the Date of Termination.  This repurchase right must be exercised by the Company, if at all, within one hundred eighty (180) days after the Participant’s Date of Termination.  The Company shall pay cash in a lump sum for such shares of Stock and/or shall make payment by canceling an amount of indebtedness owed to it by the Participant.  The Company may in its complete discretion assign its repurchase rights to any other person.

(b)	Right of First Refusal.

(i)
The Participant may not accept any offer to purchase all or any portion any Stock owned by the Participant that was acquired pursuant to this Agreement unless such offer is in writing, for cash, irrevocable by its terms for at least thirty (30) days, and bona fide as determined by the Committee in good faith.  If the Participant desires to accept any such offer from any prospective purchaser, the Participant shall give notice in writing to the Company (i) designating the number of shares of Stock to be sold, (ii) naming the prospective purchaser of such shares of Stock, and (iii) specifying the offer price and other terms upon which the Participant may sell the shares pursuant to the offer. During the 30-day period following receipt of such notice by the Company, the Company shall have the right to purchase from the Participant all (but not less than all) of the shares of Stock specified in such notice at the offer price and upon the terms specified in the offer.

(ii)
The rights provided hereunder shall be exercised by the Company by written notice to the Participant.  If such rights are exercised, the Company shall deliver to the Participant a certified or bank check for the specified offer price, payable to the order of the Participant, and/or appropriate evidence of the cancellation of any indebtedness owed by the Participant to the Company, in either case against delivery of certificates or other instruments representing the shares of Stock so purchased, appropriately endorsed by the Participant.  At any time during the 30 days following the expiration unexercised of the Company’s 30-day purchase rights period, the Participant may sell such Stock, but only to the purchaser identified in the notice to the Company, at the price, and on the other terms, specified in the notice, provided that such purchaser must have first agreed in writing to be bound by a right of first refusal in favor of the Company substantially similar to the provisions of this Section 14(b) of this Agreement, as well as to the restrictions on a sale in connection with a public offering contained in Section 11 of this Agreement.

15.	Tag- and Drag-Along Rights.

(a)
Participant’s Tag-Along Rights.  If a person or group of persons acting together offers to purchase from Company shareholders 50% or more  of the total number of shares of Stock then outstanding, or the Company agrees to sell shares of Stock in a Public Offering, then Participant shall have the right  to sell to such person or group of persons, or to the public in connection with the Public Offering, a number of his or her shares of Stock acquired pursuant to this Agreement equal to the product of the total number of such shares of Stock multiplied by a fraction the numerator of which is the total number of shares of Stock for which the person or group of persons has made such offer or the total number of shares of Stock being sold to the public by other Company shareholders in connection with such Public Offering and the denominator of which is  the total number of shares of Stock outstanding immediately before such sale to a person or group, or to the public, other than the shares acquired pursuant to this Agreement.

(b)
Company Shareholders’ Drag-Along Rights.  If Company shareholders accept an offer from a person or group of persons acting together to purchase 50% or more  of the total number of shares of Stock then outstanding, other than Participant’s shares of Stock acquired pursuant to this Agreement, then Participant shall, with respect to any of his or her shares of Stock acquired pursuant to this Agreement, but only if such person or group of persons acting together desires to purchase such shares of Stock, be required to sell a number of his or her shares of Stock acquired pursuant to this Agreement equal to the product of the total number of such shares of Stock multiplied by a fraction the numerator of which is the total number of shares of Stock for which Company shareholders other than the Optionee with respect to shares of Stock acquired pursuant to this Agreement have accepted such offer and the denominator of which is the total number of shares of Stock outstanding other than the Participant’s shares of Stock acquired pursuant to this Agreement, on the same terms and conditions as the sale to such person or group by the Company’s shareholders other than the Participant with respect to his or her shares of Stock attributable to the exercise of this Option.

16.	Definitions. Capitalized terms in this Agreement shall have the meanings set forth in this Agreement. In addition, the following definitions shall apply:

(a)	“Affiliate” means a company controlled by, or under common control with, the Company.

(b)	“Cause” shall mean the same thing as in the Executive Employment Agreement.

(c)
“Competitor” shall mean any organization that engages, directly or indirectly, in any business that, in the opinion of the Committee, competes with, or is in conflict with the interests of, the Company.

(d)
“Date of Termination” shall mean the first day on or after the Grant Date on which the Participant ceases to be employed by the Company, regardless of the reason for such cessation; provided, that a Date of Termination shall not be deemed to occur by reason of a transfer of the Participant between the Company and an Affiliate or between two Affiliates; and further provided, that the Participant’s employment shall not be considered terminated while the Participant is on an approved leave of absence.  If the Participant is employed by an Affiliate, and as a result of a sale or other transaction the Participant’s employer ceases to be an Affiliate, the date of the occurrence of such transaction shall be treated as the Participant’s Date of Termination, caused by the Participant’s being discharged by the Company or affiliate.

(e)
“Disability” shall mean a condition of the Participant in which he or she is unable, by reason of a medically determinable physical or mental impairment, to discharge substantially all of the duties of his or her position with the Company, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 180 days.

(f)	“Fair Market Value” shall mean as of any date:

(i)
If the principal market for the Stock is a national securities exchange or the NASDAQ stock market, then “Fair Market Value” shall be the mean between the lowest and highest reported sale prices of Stock on that date on the principal exchange on which the Stock is then listed or admitted to trading;

(ii)
If the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the NASDAQ stock market, the average between the highest bid and lowest asked prices for the Stock on such day as reported on the OTC Bulletin Board Service, or a comparable service;

(iii)
If subparagraphs (i) and (ii) next above would be applicable, except that the day is not a business day, the Fair Market Value of the Stock shall be determined as of the last preceding business day; or

(iv)
If subparagraphs (i), (ii) and (iii) next above are inapplicable, then the Fair Market Value of the Stock shall be its fair market value determined by the Board or the Committee in reasonable good faith.

(g)	“Grant Date” shall mean the date the Award is granted to the Participant, which may be before the date of the commencement of Participant’s employment by the Company.

(h)	“Public Offering” shall mean the first day as of which Stock is sold to the public in the United States pursuant to a public offering of Stock involving one or more underwriters.

(i)	“Service” shall mean the performance of services for the Company in the capacity of an employee.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.

Participant

Date:  November 21, 2012
  /s/ Pam Roth
Pam Roth

MED ONE OAK, INC.

Date:  November 21, 2012
By:    /s/ Asit Jaykant Choksi

Its:   Chief Executive Officer

Exhibit I

FEDERAL INCOME TAX CONSEQUENCES

OF RESTRICTED STOCK

This is a summary of the federal income tax consequences of your grant of Med One Oak, Inc. (the “Company”) shares of restricted common stock (the “Restricted Stock”).  It does not address the impact of United States state and local, or non-United States, taxes, or estate and gift tax issues.  It is intended for general information purposes only.  It is not intended as personal tax advice.  You should consult your own tax adviser about the potential tax consequences to you of your grant of Restricted Stock.

Your shares of Restricted Stock are generally subject to conditions or restrictions (including vesting conditions and limitations on transferability) imposed by the Company.  In general, you will recognize income in connection with your award of Restricted Stock when the shares’ vesting condition(s) (typically, completion of a period of service is/are fulfilled, instead of at the time of the shares’ grant.  On the date the vesting condition(s) is/are fulfilled, you will generally recognize ordinary compensation income in an amount equal to the entire fair market value of the shares, including any appreciation in value between the date when the Restricted Stock was awarded to you and the date when the vesting condition(s) is/are fulfilled.  Your holding period for the shares for the purpose of determining whether any subsequent gain or loss on a disposition of the shares is short-term or long-term (your “Capital Gain Holding Period” will also begin on the date when the shares’ vesting condition(s) is/are fulfilled.

However, as an alternative to the Federal income tax treatment described in the preceding paragraph, you generally may elect under Section 83(b) of the Code to accelerate the time when you must include the value of the Restricted Stock award in income for Federal tax purposes to the date when the award is made.  If you make an election under Section 83(b) of the Code, then the ordinary income that you realize with respect to the Restricted Stock is limited to the fair market value of the Restricted Stock at the date of the award, and your Capital Gain Holding Period begins on the date of your receipt of the Restricted Stock.  Thus, your eventual gain or loss with respect to the shares after the date of the award, measured generally as any change in the shares’ value between the date of the award and the date when you eventually dispose of them, would be capital gain or loss, long- or short-term depending on your Capital Gain Holding Period. However, notwithstanding your Section 83(b) election, you generally would be unable to dispose of the shares until the vesting conditions to which they are subject are fulfilled, and you also would not be entitled to any loss deduction for Federal income tax purposes if you later separated from the Company’s service before fulfilling the vesting condition and therefore forfeited the shares subject to the Restricted Stock award.  Thus, if you make a Section 83(b) election, you may recognize ordinary income with respect to your shares of Restricted Stock even if you end up forfeiting them.

Depending on a variety of factors (including the value of the Restricted Stock on the date you receive it, how long you think you may hold it, the value you think the shares may have at the date when you dispose of them, and your marginal federal income tax rates and other financial circumstances at the date of receipt of the Restricted Stock as compared with the date of its disposition), a Section 83(b) election may or may not be advisable for any shares of Restricted Stock that you receive.

It is very important for you to note that a separate Section 83(b) election opportunity occurs each time you receive an award of Restricted Stock, and that if you want to make a Section 83(b) election with respect to any particular award, you must do so within 30 days of the grant date of the award, in conformity with detailed instructions contained in Internal Revenue Service (“IRS”) regulations. Consult your own personal tax adviser.  The attached “Section 83(b) Election Form,” which is based on an IRS model form, is provided in order to facilitate your making a Section 83(b) election if you decide, in consultation with your tax adviser, to do so.

Tax Withholding

Generally, federal income tax is required to be withheld at the time of vesting of your shares of Restricted Stock in an amount equal to 25%1 of the shares’ fair market value at the vesting date.  FICA and FUTA withholding is also required. The Company requires that you pay to it the tax required by law to be withheld with respect to the vesting of your Restricted Stock before you will be permitted to receive possession of the shares of Restricted Stock.

The Company may in its discretion under certain circumstances permit a grantee of Restricted Stock to satisfy his or her Federal income tax withholding obligations by the grantee’s surrendering to the Company shares of Company Stock already owned by the grantee or by withholding shares that would otherwise be delivered to the grantee on the vesting of the Restricted Stock.  Any such transfer of previously owned shares by a grantee, or any such withholding of shares from delivery, will generally constitute a taxable disposition of such shares.

1 Thirty-five percent if the total of your supplemental payments exceeds $1 million.

Section 83(b) Election Form

The undersigned taxpayer hereby elects, pursuant to § 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the shares described below over the amount paid for those shares.

1.	The name, taxpayer identification number, address of the undersigned, and the taxable year for which this election is being made are:

TAXPAYER’S NAME:  _________________________________________________________________________________________

TAXPAYER’S SOCIAL SECURITY NUMBER: ________________________________________________________________________

TAXPAYER’S ADDRESS:  _______________________________________________________________________________________

TAXABLE YEAR: Calendar Year 201___

2.	The property which is the subject of this election is __________ shares of common stock of Med One Oak, Inc.

3.	The property was transferred to the undersigned on ____________________, 201___.

4.	The property is subject to the following restrictions: The shares will be forfeited if certain vesting conditions are not satisfied and are not transferrable until vested.

5.
The fair market value of the property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in § 1.83-3(h) of the Income Tax Regulations) is: $_____________ per share × _____________ shares = $________________________________.

6.	For the property transferred, the undersigned paid $ 0 per share x _____ shares = $ 0.

7.	The amount to include in gross income is $_________________________. [The result of the amount reported in Item 5 minus the amount reported in Item 6.]

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property.  A copy of the election also will be furnished to the person for whom the services were performed.  Additionally, the undersigned will include a copy of the election with his or her income tax return for the taxable year in which the property is transferred.  The undersigned is the person performing the services in connection with which the property was transferred.

Dated: ______________	, 201____	________________________________________________________________
Taxpayer’s Signature